Exhibit 99.2

ChineseInvestors.com, Inc.’s Subsidiary

Establishes Hemp Education Center in California

SAN GABRIEL, CA (July 31, 2017) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces that its wholly owned subsidiary, ChineseHempOil.com, Inc., has established a Hemp Education Center in San Gabriel, California. The Company’s club-style Hemp Education Center is at the center of San Gabriel’s lively and growing Chinese-speaking community. Through its education center, ChineseHempOil.com, Inc. aims to provide valuable information to those who want to learn more about the potential health benefits of non-industrial hemp and hemp-derived CBD, while also increasing general awareness about non-industrial hemp which has roots in ancient Chinese medicine.

“I am delighted about the possibilities of our new Hemp Education Center,” says Warren Wang, founder and CEO of CIIX. “In recognition of the unprecedented opportunities in the legal non-industrial hemp market, CIIX expanded its business to capitalize on the growing demand for hemp health products. Our new club-style Hemp Education Center is intended to build awareness of the hemp industry and our brand while laying the groundwork for ChineseHempOil.com to be recognized as the premier name in hemp products within the Chinese-speaking market.

“Events and activities offered at the Hemp Education Center will work in conjunction with CIIX’s local advertising presence as part of its broader strategy to solidify brand recnogition and help spread the word about the Company’s hemp products and hemp-derived CBD products.

“We expect that community-centered education and outreach about the potential benefits of hemp and hemp-derived CBD will successfully drive demand for our products and raise the visibility of our unique services and products, especially among the Chinese-speaking population,” concludes Wang.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:
ChineseInvestors.com, Inc.
227 W. Valley Blvd, #208 A
San Gabriel, CA 91776

Investor Relations:
Alan Klitenic
+1.214.636.2548

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